As filed with the Securities and Exchange Commission on December 18, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

UIL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Connecticut
(State or other jurisdiction of incorporation or organization)
06-1541045
(I.R.S. Employer Identification Number)

157 Church Street
New Haven, Connecticut  06510
 (Address of Principal Executive Offices)

UIL Employee Stock Ownership Plan (KSOP)
The Berkshire Gas Company Union 401(k) Plan
The Connecticut Gas Corporation Union Employee Savings Plan
(Full title of the Plan)

Linda L. Randell
Senior Vice President and General Counsel
UIL Holdings Corporation
157 Church Street
New Haven, CT  06510
(203) 499-2000
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Leonard Rodriguez
Managing Counsel
UIL Holdings Corporation
157 Church Street
New Haven, CT  06510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value, under the UIL Employee Stock Ownership Plan (KSOP)	750,000	$36.90	$27,675,000	$3564.54
Common Stock, no par value, under The Berkshire Gas Company Union 401(k) Plan	25,000	$36.90	$922,500	$118.82
Common Stock, no par value, under The Connecticut Gas Corporation Union Employee Savings Plan	25,000	$36.90	$922,500	$118.82

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“1933 Act”), the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that result in an increase in the number of outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the 1933 Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the 1933 Act, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 12, 2013 in accordance with Rule 457(c) and Rule 457(h) under the 1933 Act.
(3) Pursuant to Rule 457(p) under the 1933 Act, $1,371.63 of the aggregate filing fee paid for 345,000 shares of the 350,000 shares of the Registrant’s common stock offered but remaining unsold after withdrawal of the Registrant’s registration statement in File No. 333-179995, filed March 8, 2012, is offset against the total filing fee due hereunder.

EXPLANATORY NOTE

Previous registration statements on Form S-8 were filed to register shares of the Registrant’s common stock for issuance under the UIL Employee Stock Ownership Plan (KSOP) (formerly, The United Illuminating Company 401(k)/Employee Stock Ownership Plan) (“UIL Plan”), The Berkshire Gas Company Union 401(k) Plan (“Berkshire Plan”) and The Connecticut Gas Corporation Union Employee Savings Plan (“CNG Plan”), the plans to which this Registration Statement pertains.

The Registration Statement in File No. 333-116921, filed on June 28, 2004 registered 146,690 shares for issuance under the UIL Plan (which increased to 244,483 shares as a result of a five-for-three stock split of the Registrant’s Common Stock which occurred on July 3, 2006), and the Registration Statement in File No. 333-156179, filed on December 16, 2008, registered an additional 450,000 shares for issuance under the UIL Plan.

The Registration Statement in File No. 333-179995, filed on March 8, 2012, registered an aggregate of 350,000 shares as follows: 50,000 shares for issuance under the Berkshire Plan; 75,000 shares for issuance under the CNG Plan; 50,000 shares for issuance under The Berkshire Gas Company 401(k) Plan; 75,000 shares for issuance under The Connecticut Natural Gas Corporation Employee Savings Plan; and 100,000 shares for issuance under the Southern Connecticut Gas Company Target Plan.  These latter three plans were merged into the UIL Plan effective July 1, 2013, and the Registration Statement in File No. 333-17995 is being replaced by the Registration Statement in this file.

This Registration Statement is being filed to register 750,000 shares of the Registrant’s common stock for issuance under the UIL Plan, 25,000 shares for issuance under the CNG Plan and 25,000 shares for issuance under the Berkshire Plan.

In accordance with General Instruction E to Form S-8, this registration statement is being filed to register securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement consists only of the facing page of the registration statement, these paragraphs, the interests of named experts and counsel, the signature page, an opinion of counsel and required consents. The contents of the Registration Statement in File No. 333-116921 identified above are incorporated in this registration statement by reference.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Stock offered pursuant to this Registration Statement will be passed on for the Registrant by Leonard Rodriguez, Esq. Managing Counsel of the Registrant. As of December 10, 2013, Mr. Rodriguez beneficially owned approximately 100 shares of the Registrant’s Common Stock.

Item 8.	Exhibits.

Reference is made to the documents listed on the attached Exhibit Index, each of which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut on this    day of December 10, 2013.

UIL HOLDINGS CORPORATION

By:	/s/ James P. Torgerson
James P. Torgerson
President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Torgerson and Richard J. Nicholas, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.  Among such persons are the members of the Compensation and Executive Development Committee who administer the Plan.

Signature	Title	Date

/s/ James P. Torgerson	Director, President, and Chief Executive Officer	December 10, 2013
(James P. Torgerson)
(Principal Executive Officer)

/s/ Richard J. Nicholas	Executive Vice President and Chief Financial Officer	December 10, 2013
(Richard J. Nicholas)
(Principal Financial Officer)

/s/ Steven P. Favuzza	Vice President and Controller	December 10, 2013
(Steven P. Favuzza)
(Principal Accounting Officer)

/s/ John L. Lahey	Director and Chairman	December 10, 2013
(John L. Lahey)

/s/ Thelma R. Albright	Director	December 10, 2013
(Thelma R. Albright)

/s/ Arnold L. Chase	Director	December 10, 2013
(Arnold L. Chase)

/s/ Betsy Henley-Cohn	Director	December 10, 2013
(Betsy Henley-Cohn)

/s/ Suedeen G. Kelly	Director	December 10, 2013
(Suedeen G. Kelly)

/s/ Daniel J. Miglio	Director	December 10, 2013
(Daniel J. Miglio)

/s/ William F. Murdy	Director	December 10, 2013
(William F. Murdy)

/s/ William B. Plummer	Director	December 10, 2013
(William B. Plummer)

/s/ Donald R. Shassian	Director	December 10, 2013
(Donald R. Shassian)

INDEX TO EXHIBITS

Exhibit
No.	Description

5.1	Opinion of Leonard Rodriguez, Esq. as to the legality of the securities being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Leonard Rodriguez, Esq. (included in Exhibit 5.1)